EXHIBIT 8.2

[Letter of Crowe Chizek and Company LLC]

June 29, 2006

Board of Directors

Ben Franklin Bank of Illinois

14 North Dryden Place

Arlington Heights, IL 60004

Re:	Illinois Income Tax Consequences of the Conversion of Ben Franklin Bank of Illinois from a Federally Chartered Mutual Savings Bank to a Federally Chartered Stock Savings Bank and the Formation of Ben Franklin Financial, MHC, a Federal Mutual Holding Company, and Ben Franklin Financial, Inc., a Mid-Tier Federal Holding Company

To the Members of the Board of Directors:

In accordance with your request, we render our opinion relating to the Illinois income tax consequences of the Reorganization of Ben Franklin Bank of Illinois.

Statement of Facts

The facts and circumstances surrounding the transaction are quite detailed and are described at length in the Ben Franklin Bank of Illinois Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan (the “Plan of Reorganization”), dated June 28, 2006. However, a brief summary of the Plan of Reorganization is as follows:

Ben Franklin Bank of Illinois will convert from a federally chartered mutual savings bank (“Mutual Bank”) to a federally chartered stock savings bank (“Stock Bank”). In addition, Ben Franklin Financial, MHC, a federal mutual holding company, and Ben Franklin Financial, Inc., a mid-tier federal holding company and the subsidiary of Ben Franklin Financial, MHC will be formed. Ben Franklin Financial, MHC will acquire the outstanding stock of Stock Bank and subsequently contribute Stock Bank’s stock to Ben Franklin Financial, Inc. Concurrently with the Reorganization, Ben Franklin Financial, Inc. intends to offer for sale up to 49.9% of its Common Stock on a priority basis to depositors and Tax-Qualified Employee Plans of Ben Franklin Bank of Illinois, with any remaining shares offered to the public in a Community Offering or a Syndicated Community Offering, or a combination thereof.

Board of Directors

Ben Franklin Bank of Illinois

June 29, 2006

Opinion

You have provided us with a copy of the federal income tax opinion of the Reorganization prepared by Luse Gorman Pomerenk & Schick, dated June 29, 2006 (the “Federal Tax Opinion”) in which they have opined, inter alia, that the Bank Conversion will be a transaction described in Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”) and the other transactions in the Reorganization will be transactions described in Section 351(a) of the Code.

Our opinion regarding the Illinois income tax consequences adopts and relies upon the facts, representations, assumptions, and conclusions as set forth in the Federal Tax Opinion and incorporates the capitalized terms contained in the Federal Tax Opinion. Our opinion on the Illinois income tax consequences assumes that the final federal income tax consequences of the Reorganization will be those outlined in the Federal Tax Opinion. Based upon that information, we render the following opinion with respect to the Illinois income tax consequences of the Reorganization.

1. No gain or loss will be recognized by Mutual Bank as a result of the Bank Conversion. ITA Sec. 403(a) (35 ILCS 5/403(a))

2. No gain or loss will be recognized by Stock Bank as a result of the Bank Conversion. ITA Sec. 403(a) (35 ILCS 5/403(a))

3. Stock Bank’s holding period of the assets of Mutual Bank will include the period during which such assets were held by Mutual Bank. ITA Sec. 403(a) (35 ILCS 5/403(a))

4. The basis of Mutual Bank’s assets in the hands of Stock Bank will be the same as the basis of those assets in the hands of Mutual Bank immediately prior to the Bank Conversion. ITA Sec. 403(a) (35 ILCS 5/403(a))

5. No gain or loss will be recognized by Mutual Bank members on the transfer of their membership interest in Mutual Bank solely for a constructive stock interest in Stock Bank. ITA Sec. 203(a)(1) (35 ILCS 5/203(a)(1))

6. Mutual Bank’s tax year will not end merely as a result of the conversion of Mutual Bank to stock form and Stock Bank will not be required to obtain a new employer identification number. ITA Sec. 401(a) (35 ILCS 5/401(a)) and ITA Sec. 403(a) (35 ILCS 5/403(a))

7. No gain or loss will be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders or Other Members of Mutual Bank on the issuance to them of withdrawable deposit accounts in Stock Bank plus liquidation rights with respect to Ben Franklin Financial, MHC, in exchange for their deposit accounts in the Mutual Bank or to the other depositors on the issuance to them of withdrawable deposit accounts. ITA Sec. 203(a)(1) (35 ILCS 5/203(a)(1))

Board of Directors

Ben Franklin Bank of Illinois

June 29, 2006

8. It is more likely than not that the fair market value of the subscription rights to purchase Common Stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon the distribution to them of the nontransferable subscription rights to purchase share of stock of Ben Franklin Financial, Inc. Gain realized, if any, by the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members on the distribution to them of nontransferable subscription rights to purchase shares of Common Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. Eligible Account Holders and Supplemental Eligible Account Holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights. ITA Sec. 203(a)(1) (35 ILCS 5/203(a)(1))

9. The basis of the deposit accounts in the Stock Bank to be received by the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members of the Mutual Bank will be the same as the basis of their deposit accounts in Mutual Bank surrendered in exchange therefor. The basis of the interests in the liquidation rights in Ben Franklin Financial, MHC to be received by the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members of Mutual Bank will be zero. ITA Sec. 203(a)(1) (35 ILCS 5/203(a)(1))

10. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will recognize no gain or loss upon the transfer of Stock Bank common stock they constructively received in the Bank Conversion to Ben Franklin Financial, MHC solely in exchange for membership interests in Ben Franklin Financial, MHC. ITA Sec. 203(a)(1) (35 ILCS 5/203(a)(1))

11. Eligible Account Holders’, Supplemental Eligible Account Holders’ and Other Members’ basis in the Ben Franklin Financial, MHC membership interests received in the transaction (which basis is -0-) will be the same as the basis of the property transferred in exchange therefor. ITA Sec. 203(a)(1) (35 ILCS 5/203(a)(1))

12. Ben Franklin Financial, MHC will recognize no gain or loss upon the receipt of property from Eligible Account Holders, Supplemental Eligible Account Holders and Other Members in exchange for membership interests in Ben Franklin Financial, MHC. ITA Sec. 403(a) (35 ILCS 5/403(a))

13. Ben Franklin Financial, MHC’s basis in the property received from Eligible Account Holders, Supplemental Eligible Account Holders and Other Members (which basis is -0-) will be the same as the basis of such property in the hands of Eligible Account Holders, Supplemental Eligible Account Holders and Other Members immediately prior to the transaction. ITA Sec. 403(a) (35 ILCS 5/403(a))

14. Ben Franklin Financial, MHC’s holding period for the property received from Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will include the period during which such property was held by such persons. ITA Sec. 403(a) (35 ILCS 5/403(a))

Board of Directors

Ben Franklin Bank of Illinois

June 29, 2006

15. Ben Franklin Financial, MHC and the persons who purchased Common Stock of Ben Franklin Financial, Inc. in the Subscription and Community Offering (“Minority Stockholders”) will recognize no gain or loss upon the transfer of Stock Bank stock and cash, respectively, to Ben Franklin Financial, Inc. in exchange for stock in Ben Franklin Financial, Inc. ITA Sec. 403(a) (35 ILCS 5/403(a)) and ITA Sec. 203(a)(1) (35 ILCS 5/203(a)(1))

16. Ben Franklin Financial, Inc. will recognize no gain or loss on its receipt of Stock Bank stock and cash in exchange for Ben Franklin Financial, Inc. Common Stock. ITA Sec. 403(a) (35 ILCS 5/403(a))

17. Ben Franklin Financial, MHC’s basis in the Ben Franklin Financial, Inc. Common Stock received in the Secondary 351 Transaction will be the same as its basis in the Stock Bank stock transferred. ITA Sec. 403(a) (35 ILCS 5/403(a))

18. Ben Franklin Financial, MHC’s holding period in the Ben Franklin Financial, Inc. Common Stock received will include the period during which it held the Stock Bank common stock, provided that such property was a capital asset on the date of the exchange. ITA Sec. 403(a) (35 ILCS 5/403(a))

19. Ben Franklin Financial, Inc.’s basis in the Stock Bank stock received from Ben Franklin Financial, MHC will be the same as the basis of such property in the hands of Ben Franklin Financial, MHC. ITA Sec. 403(a) (35 ILCS 5/403(a))

20. Ben Franklin Financial, Inc.’s holding period for the Stock Bank stock received from Ben Franklin Financial, MHC will include the period during which such property was held by Ben Franklin Financial, MHC. ITA Sec. 403(a) (35 ILCS 5/403(a))

21. It is more likely than not that the basis of the Ben Franklin Financial, Inc. Common Stock to its stockholders will be the purchase price thereof. The holding period of the Common Stock purchased pursuant to the exercise of subscription rights will commence on the date on which the right to acquire such stock was exercised. ITA Sec. 203(a)(1) (35 ILCS 5/203(a)(1))

Limitations on Opinion

The above opinions are effective to the extent that the Bank is solvent. No opinion is expressed about the tax treatment of the transaction if the Bank is insolvent. Whether or not the Bank is solvent will be determined at the end of the taxable year in which the Reorganization is consummated.

Our opinion under paragraphs 8 and 21 assume that the subscription rights have a fair market value of zero. If the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and Ben Franklin Financial, Inc. and/or the Stock Bank may be taxable on the distribution of the subscription rights.

Board of Directors

Ben Franklin Bank of Illinois

June 29, 2006

Our opinion is based upon legal authorities currently in effect, which authorities are subject to modification or challenge at any time and perhaps with retroactive effect. Further, no opinion is expressed under the provisions of any of the other sections of the Illinois Code and Income Tax Regulations which may also be applicable thereto, or to the tax treatment of any conditions existing at the time of, or effects resulting from, the Reorganization which are not specifically covered by the opinions set forth above.

Should it finally be determined that the facts and the federal income tax consequences are not as outlined in the Federal Tax Opinion, the Illinois income tax consequences and our Illinois tax opinion will differ from what is contained herein. If any fact contained in this opinion letter or the Federal Tax Opinion changes to alter the federal tax treatment, it is imperative that we be notified in order to determine the effect on the Illinois income tax consequences, if any. Our opinion is based on the current Illinois tax law, which is subject to change.

We consent to the filing of this opinion letter as an exhibit to Ben Franklin Bank of Illinois’ combined Form MHC-1/MHC-2 Notice of MHC Reorganization and Application for Approval of a Minority Stock Issuance by a Subsidiary of MHC, and as a exhibit to the Holding Company’s Application on Form H(e)1-S, as filed with the OTS and Ben Franklin Financial, Inc.’s Registration Statement on Form SB-2 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Forms MHC-1/MHC-2, H(e)1-S, and SB-2 under the captions “The Reorganization and the Stock Offering – Tax Effects of the Reorganization” and “Legal and Tax Matters,” and to the summarization of our opinion in such Prospectus.

Very truly yours,

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC